EXHIBIT 15

AWARENESS LETTER OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

MidAmerican Energy Company
Des Moines, Iowa

We have made a review, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited consolidated interim financial information of MidAmerican Energy Company and subsidiary for the three-month and nine-month periods ended September 30, 2004 and 2003, as indicated in our report dated November 1, 2004; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, is incorporated by reference in Registration Statement Nos. 333-101800 and 333-110398 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
Des Moines, Iowa
November 4, 2004